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                                                                     EXHIBIT 4.1


                         CERTIFICATE OF DETERMINATION
                                      OF
                    SERIES A 6% CONVERTIBLE PREFERRED STOCK
                                      OF
                             ESCALON MEDICAL CORP.


      This Certificate of Determination is being filed by Escalon Medical Corp., a California corporation (the "Corporation"), in the office of the Secretary of State of the State of California pursuant to Section 401(a) of the California Corporations Code.

      The undersigned, Richard J. DePiano and John T. Rich, certify as follows:

            FIRST: They are the Chairman and the Secretary, respectively, of the Corporation.

            SECOND: The authorized number of shares of Preferred Stock of the Corporation is 2,000,000; the number of shares constituting designation of this Series A 6% Convertible Preferred Stock is 1,350, none of which has been issued.

            THIRD: The Board of Directors of the Corporation duly adopted the following resolution:

            WHEREAS, the Articles of Incorporation authorize the Preferred Stock of the corporation to be issued in series and authorize the Board of Directors to determine the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares and designation of any such series;

            NOW, THEREFORE, IT IS RESOLVED, that the Board of Directors hereby provides for the issue of an initial series of Preferred Stock of the Corporation and hereby fixes and determines the rights, preferences, restrictions, and other matters relating to said series as follows:

      Section 1. Designation. A series of the Preferred Stock of the Corporation is hereby designated as Series A 6% Convertible Preferred Stock (the "Series A Preferred Stock"), without par value, and the number of shares of such series is 1,350.

      Section 2.  Dividends.

            (a) General Obligation. When and as declared by the Corporation's Board of Directors and to the extent legally permitted under the General Corporation Law of the State of California, the Corporation shall pay preferential dividends to the holders of the Series A Preferred Stock as provided in this Section 2. Dividend payments shall be made quarterly in


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arrears and shall be made, at the sole discretion of the Corporation, either (i)
in cash or (ii) by issuing additional fully paid and nonassessable shares of Common Stock at the then applicable Conversion Price. Except as otherwise provided herein, dividends on each share of the Series A Preferred Stock (a "Share") shall accrue at the rate of 6% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon, from and including the Date of Issuance to and including the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid or the date on which such Share is converted into shares of Underlying Common Stock hereunder. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Share shall be deemed to be its "Date of Issuance" regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

            (b) Dividend Periods. Quarterly dividend periods (each a "Quarterly Dividend Period") shall commence on January 1, April 1, July 1 and October 1 in each year, except that the first Quarterly Dividend Period shall commence on the Date of Issuance and shall end on and include the day immediately preceding the first day of the next Quarterly Dividend Period. Dividends on the shares of Series A Preferred Stock shall be payable on March 31, June 30, September 30 and December 31 of each year (each a "Dividend Payment Date"). Each such dividend shall be paid to the holders of record of the Series A Preferred Stock as they shall appear on the Stock register of the Corporation on such record date. To the extent not paid on each Dividend Payment Date, all dividends which have accrued on each Share outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid.

            (c) Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment shall be distributed ratably among the holders thereof based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder.

      Section 3.  Liquidation.

             (a) Payment Upon Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each holder of Series A Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value (plus all accrued and unpaid dividends) of all Shares held by such holder, and the holders of Series A Preferred shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Series A


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Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Series A Preferred Stock held by each such holder. Prior to the liquidation, dissolution or winding up of the Corporation, the Corporation shall declare for payment all accrued and unpaid dividends with respect to the Series A Preferred Stock.

            (b) Consolidation or Merger. A consolidation or merger of the Corporation into any other entity or entities, or a sale or transfer by the Corporation of all or substantially all of its assets, or the effectuation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3 if the holders of at least 70% of the outstanding Series A Preferred Stock elect to have such transaction treated as a liquidation with respect to such series.

            (c) Notice of Liquidation. The Corporation shall mail written notice of such liquidation, dissolution or winding up, not less than 30 days prior to the payment date stated therein, to each record holder of Series A Preferred Stock.

      Section 4.  Priority.

            (a) Priority as to Dividends. Holders of shares of Series A Preferred Stock shall be entitled to receive the dividends provided for in
Section 2 hereof in preference to and in priority over any dividends upon any Junior Stock. No dividends shall be declared or paid or set apart for payment on any Junior Stock, for any period unless at the time of such declaration or payment or setting apart for payment (A) full cumulative dividends have been or contemporaneously are declared and paid in accordance with Section 2 hereof (or declared and a sum sufficient for the payment thereof set apart for such payment) on the Series A Preferred Stock for all Quarterly Dividend Periods terminating on or prior to the date of payment of such dividends on Junior Stock, (B) the Corporation shall not be in default with respect to any obligation to redeem or retire shares of Series A Preferred Stock, and (C) an amount equal to the dividends accrued on the Series A Preferred Stock from the last Dividend Payment Date to the date of payment of such dividends on Junior Stock has been declared and set apart in cash for payment on the Series A Preferred Stock.

            (b) Priority on Redemption. The Corporation shall not, directly or indirectly, redeem or purchase or otherwise acquire for value any Junior Stock unless, at the time of making such redemption, purchase or other acquisition, the Corporation shall have redeemed, or shall contemporaneously redeem, all of the then outstanding shares of Series A Preferred Stock in accordance with
Section 5 hereof.


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      Section 5.  Redemption.

            (a) Redemption at Option of Corporation. On or after 60 days following the Date of Issuance, so long as any Series A Preferred Stock is outstanding and at any time that the Corporation has sufficient funds legally available, the Series A Preferred Stock may be redeemed, in whole or in part, at the election of the Corporation by resolution of its Board of Directors by giving not less than 10 trading days prior written notice of such election to each holder of record of the Series A Preferred Stock to be redeemed (the "Redemption Notice") as specifically provided in Section 5(c) hereof. Upon mailing or otherwise sending the Corporation Redemption Notice, the Corporation shall become obligated to redeem all outstanding Shares of Series A Preferred Stock identified in such notice on the date specified therein (the "Redemption Date"). In the event that at any time less than all of the Series A Preferred Stock outstanding is to be redeemed, the shares to be redeemed will be selected pro rata.

            (b) Redemption Procedure. The holders of all shares of Series A Preferred Stock being redeemed shall tender the certificates representing such shares to the Corporation at its principal office, or, if the Corporation shall have appointed a transfer agent for the Series A Preferred Stock (the "Transfer Agent"), at the office of such Transfer Agent, on or after the Redemption Date. Notwithstanding that a certificate representing an outstanding share of Series A Preferred Stock to be redeemed shall not have been tendered on the Redemption Date, the certificate shall no longer be deemed outstanding and the accrual of dividends and all other rights with respect to such share shall terminate, except only the right of the holder to receive the Redemption Price, without interest, upon tendering of the certificate.

            (c) Redemption Payment. For each Share which is to be redeemed on any date, the Corporation shall be obligated on such Redemption Date to pay to the holder thereof (upon surrender by such holder of the certificate representing such Share) an amount in immediately available funds equal to the Redemption Price. For purposes of this paragraph, "Redemption Price" shall be equal to (x) the number of Underlying Common Shares equal to the fraction, of which (i) the numerator is the Liquidation Value of each Share plus any accrued but unpaid interest or dividends thereon and (ii) the denominator is the Conversion Price in effect, multiplied by (y) the Market Price for the Common Stock. If the funds of the Corporation legally available for redemption of Shares on any Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, then those funds which are legally available shall be used to redeem the maximum possible number of Shares ratably among the holders of the Shares to be redeemed based upon the aggregate Liquidation Value of such Shares (plus all accrued and unpaid dividends thereon) held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on the Redemption Date but which it has not redeemed. Prior to any redemption of Series A Preferred Stock, the Corporation shall declare for payment all accrued and unpaid dividends with respect to the Shares which are to be redeemed.


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            (d) Anything in the preceding provisions of this Section 5 to the contrary notwithstanding, the Redemption Price shall, unless otherwise agreed to in writing by the holder after receiving the Notice of Redemption, be paid to the holder at least five (5) but not more than ten (10) business days from the date of the Redemption Notice, except that, with respect to any Shares for which a Notice of Conversion (as defined below) is submitted to the Corporation within five (5) business days of the holder's receipt of the Corporation's Redemption Notice, the Notice of Conversion shall take precedence and such Shares shall be converted in accordance with the terms hereof. Furthermore, in the event such Redemption Price is not timely made, any rights of the Corporation to redeem outstanding Shares shall terminate, and the Redemption Notice shall, at the option of the holder, be null and void.

            (e) Other Redemptions or Acquisitions. Neither the Corporation nor any Subsidiary shall redeem or otherwise acquire any Series A Preferred Stock, except as expressly authorized herein.

      Section 6. Voting Rights. Except as required by law, the holders of the Series A Preferred Stock shall have no special voting rights and their consent shall not be required for the taking of any corporate action.

      Section 7.  Conversion Rights.

            (a) Conversion.

                  (i) General Obligation. At any time during the period commencing upon that day which is 60 days following the Date of Issuance and concluding at 5:00 p.m. New York, New York time on the second anniversary of the Date of Issuance, any holder of Series A Preferred Stock may convert all or any portion of the Series A Preferred Stock (including any fraction of a Share) held by such holder into a number of shares of Underlying Common Stock computed by multiplying the number of Shares to be converted by the Liquidation Value and dividing the result by the Conversion Price then in effect. At 5:00 p.m. New York, New York time on the second anniversary of the Date of Issuance, any shares of Series A Preferred Stock that have not been converted into Underlying Common Stock shall convert automatically as of that date into a number of shares of Underlying Common Stock computed by multiplying the number of Shares to be converted by the Liquidation Value (plus accrued but unpaid interest on dividends thereon) and dividing the result by the Conversion Price then in effect.

                  (ii) Maximum Share Amount Issuable Upon Conversion. Notwithstanding anything to the contrary herein, if at any time the aggregate number of shares of Common Stock then issued upon conversion of the Series A Preferred Stock plus the aggregate number of shares of Common Stock then issued upon exercise of the Warrants equals 19.9% of the "Outstanding Common Amount" (as hereinafter defined), then the Series A Preferred Stock shall, from that time forward, cease to be convertible into Common Stock in accordance with the terms of this Section 7, unless the Corporation (i) has obtained approval of the issuance of the


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Underlying Common Stock by the affirmative vote of a majority of the total votes cast on the proposal, in person or by proxy, under Nasdaq Rule 4460(i)(6) or any successor rule, by the holders of the then-outstanding Common Stock
("Shareholder Approval"), or (ii) shall have otherwise obtained permission to allow such issuances from The Nasdaq Stock Market in accordance with Nasdaq Rule 4460(i). For purposes of this paragraph, "Outstanding Common Amount" means (x) the number of shares of the Common Stock outstanding on the date of issuance of the Series A Preferred Stock pursuant to the Securities Purchase Agreement plus
(y) any additional shares of Common Stock issued thereafter in respect of such shares pursuant to a stock dividend, stock split or similar event. The maximum number of shares of Common Stock issuable as a result of the 19.9% limitation set forth herein is hereinafter referred to as the "Maximum Share Amount." With respect to each holder of Series A Preferred Stock, the Maximum Share Amount shall refer to such holder's pro rata share thereof. In the event the Corporation obtains Shareholder Approval or the approval of The Nasdaq Stock Market or otherwise concludes that it is able to increase the number of shares to be issued in excess of the Maximum Share Amount (such increase being the "New Maximum Share Amount"), then the references to Maximum Share Amount, above, shall be deemed to be, instead, references to the greater New Maximum Share Amount.

                  (iii) If the Corporation is limited in the number of shares of Common Stock it may issue upon conversion of the Series A Preferred Stock by
Section 7(a)(ii), then (a) the Corporation will take all steps reasonably necessary to be in a position to issue shares of Common Stock on conversion of the Series A Preferred Stock without violating any rules or regulations covering the number of shares of Common Stock that may be issued on conversion of the Series A Preferred Stock, including obtaining Shareholder Approval (the "Cap Regulations"), and (ii) if, despite taking such steps, the Corporation still can not issue such shares of Common Stock without violating the Cap Regulations, the holder of Series A Preferred Stock which can not be converted as result of the Cap Regulations (each such share, an "Unconverted Share") shall have the option, exercisable in such holders' sole and absolute discretion, to elect to require the Corporation to issue shares of Common Stock in accordance with such holder's notice of conversion at a conversion price equal to the average of the closing bid price per share of Common Stock for the five (5) consecutive trading days ending on the day immediately preceding the date of notice of conversion, so long as such conversion does not violate the Cap Regulations.

            (b) Conversion Mechanics.

                  (i) Notice of Conversion. A holder of Series A Preferred Stock may exercise its right to convert the Series A Preferred Stock by telecopying an executed notice ("Notice of Conversion") specifying the number of shares to be converted and the date the conversion is to occur to the Corporation at (610) 688-6830, Attn: Chairman (or such other telecopier number or addressee as may be identified by notice from the Corporation to the holder) and delivering to the Corporation within five (5) business days thereafter by express


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courier, the original Notice of Conversion and the certificates for the Series A
Preferred Stock being converted, with a copy to the Transfer Agent.

                  (ii) Determination of Conversion Date. Each conversion of Series A Preferred Stock shall be deemed to have been effected as of the close of business on the date specified in the Notice of Conversion, provided that the copy of the Notice of Conversion is telecopied to or otherwise delivered to the Corporation in accordance with the provisions of Section 7(b)(i) hereof so that it is received by the Corporation on or before such specified date. If any of the foregoing conditions is not met, the Conversion Date shall be the first business day following actual receipt by the Corporation of the Notice of Conversion and the certificates for the Series A Preferred Stock being converted.

                  (iii) Alteration of Rights as Holder. At such time as such conversion has been effected, the rights of the holder of such Series A Preferred Stock as such holder shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Underlying Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Underlying Common Stock represented thereby.

                  (iv) Public Offering. Notwithstanding any other provision hereof, if a conversion of Series A Preferred Stock is to be made in connection with a Public Offering, the conversion of any Shares of Series A Preferred Stock may, at the election of the holder of such Shares, be conditioned upon the consummation of the Public Offering in which case such conversion shall not be deemed to be effective until the consummation of the Public Offering.

                  (v) Deliveries to Converting Holder. As soon as possible after a conversion has been effected (but in any event within three business days in the case of subparagraph (a) below), the Corporation shall deliver to the converting holder by express courier, electronic transfer or otherwise:

                        a) a certificate or certificates representing the number
            of shares of Underlying Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

                        b) a certificate representing any Shares of Series A
            Preferred Stock which were represented by the certificates delivered to the Corporation in connection with such conversion but which were not converted.

                  (vi) Electronic Transfer. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Transfer Agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of the converting holder and its compliance with the provisions contained


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in this paragraph, so long as the certificates therefor do not bear a legend and the converting holder is not obligated to return such certificate for the placement of a legend thereon, the Corporation shall use its best efforts to case the Transfer Agent to electronically transmit the Common Stock issuable upon conversion to the converting holder by crediting the account of the converting holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission system.

                  (vii) Costs of Conversion. The issuance of certificates for shares of Underlying Common Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders of such Series A Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Underlying Common Stock. Upon conversion of each Share of Series A Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Underlying Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

                  (viii)Fractional Shares. If any fractional interest in a share of Underlying Common Stock would, except for the provisions of this subparagraph, be deliverable upon any conversion of the Series A Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

                  (ix) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Underlying Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Underlying Common Stock sufficient to yield 150% of the number of shares of Common Stock issuable upon the conversion of all outstanding Series A Preferred Stock; provided however, that the Corporation shall not be obligated to reserve and keep available any number of shares of Common Stock in excess of the Maximum Share Amount. All shares of Underlying Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Underlying Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Underlying Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

      8. Conversion Price.

            (a) Initial Conversion Price. The initial Conversion Price shall be the lesser of (i) the price equal (x) to the average closing bid prices of the Corporation's Common Stock as quoted by the Nasdaq for the 5-day trading period ending on the day before the Conversion Date, multiplied by the (y) Applicable Percentage, or (ii) 100% of the average closing bid prices for the


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5-day trading period ending on the day before the Date of Issuance. For the purposes of the this Section 8, the Applicable Percentage shall be defined as follows:

            for the period 60 - 90 days following the Date of Issuance - 83% for the period commencing 91 days following the Date of Issuance - 82%

            (b) In order to prevent dilution of the conversion rights granted under hereunder, the Conversion Price shall be subject to adjustment by the Corporation from time to time upon the occurrence of the events enumerated in this Section 8(b).

                  (i) Changes in Capital Stock. If the Corporation (A) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock, (B) subdivides its outstanding shares of Common Stock into a greater number of shares, (C) combines its outstanding shares of Common Stock into a smaller number of shares, (D) makes a distribution on its Common Stock in shares of its capital Stock other than Common Stock or (E) issues by reclassification of its Common Stock any shares of its capital Stock, then the Conversion Price (and each component thereof) in effect immediately prior to such action shall be proportionately adjusted so that each holder of shares of Series A Preferred Stock may receive the aggregate number and kind of shares of capital Stock of the Corporation which such holder would have owned immediately following such action if it had converted all of its shares of Series A Preferred Stock into Common Stock immediately prior to such action. The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. Any adjustments made pursuant to this Section 8(b)(i) shall be made successively.

                  (ii) Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

                  (iii) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  (iv) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any Stock split, Stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately


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reduced, and if the Corporation at any time combines (by reverse Stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                  (v) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets to another Person or other transaction which is effected in such a manner that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) Stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change". Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series A Preferred Stock then outstanding) to insure that each of the holders of Series A Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Underlying Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series A Preferred Stock, such shares of Stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series A Preferred Stock then outstanding) to insure that the provisions of this Section 8 hereof shall thereafter be applicable to the Series A Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Underlying Common Stock acquirable and receivable upon conversion of Series A Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale).

                  (vi) Certain Events. If any event occurs of the type contemplated by the provisions of this Section 8(b) but not expressly provided for by such provisions (including, without limitation, the granting of Stock appreciation rights, phantom Stock rights or other rights with equity features), then the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A Preferred Stock.

                  (vii) De Minimis Adjustment. Anything herein to the contrary notwithstanding, no adjustment in the Conversion Price shall be required unless such adjustment, either by itself or with other adjustments not previously made, would require a change of at least one percent (1%) in the Conversion Price; provided, however, that any adjustment which by reason of this Section 8(b)(vii) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 8(b) shall be made to


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the nearest one-tenth of a cent ($.001) (rounded to the nearest cent ($.01))
with respect to any monetary amount to be actually paid or to the nearest one hundredth (0.01) of a share, as the case may be.

                  (viii)Notices.

                        a) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

                        b) The Corporation shall give written notice to all holders of Series A Preferred Stock at least 5 days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon Common Stock, (B)with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

                        c) The Corporation shall also give written notice to the holders of Series A Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.

      Section 9. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred Stock represented by the surrendered certificate.

      Section 10. Replacement of Lost and Destroyed Certificates. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of any class of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate


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from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

      Section 11. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any shareholder, at such holder's address as it appears in the Stock records of the Corporation (unless otherwise indicated by any such holder).

      Section 12. Definitions.

            "Common Stock" means, collectively, the Corporation's Common Stock and any capital Stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

            "Date of Issuance" means December 31, 1997.

            "Junior Securities" means any of the Corporation's equity securities other than the Series A Preferred Stock.

            "Liquidation Value" of any Share as of any particular date shall be equal to $1,000.

            "Market Price" of any security means the average of the closing bid price for a period of five trading days on the principal securities exchange on which such security is listed or if not so listed, as quoted in the Nasdaq System, or, if not quoted in the Nasdaq System, the average of the closing bid price for a period of five trading days in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization.

            "Person" means an individual, a partnership, a corporation, an association, a joint Stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or potential subdivision thereof.

            "Public Offering" means any offering by the Corporation of its equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

            "Registration Rights Agreement" means the Registration Rights Agreement as defined in the Securities Purchase Agreement.

            "Securities Purchase Agreement" means the Securities Purchase Agreement, dated as of December 31, 1997, by and among the Corporation and the Buyer named therein, as such agreement may from time to time be amended in accordance with its terms.

            "Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing general partner of such partnership, association or other business entity.

            "Underlying Common Stock" means shares of the Corporation's Common Stock, no par value.

            "Warrants" means the Common Stock Purchase Warrant issued December 31, 1997 to the Buyer under the Securities Purchase Agreement to purchase 40,000 shares of Common Stock, and the Common Stock Purchase Warrants issued December 31, 1997 to Trautman, Kramer & Company, Inc. and its assignees in connection with the issuance of the Series A Preferred Stock to purchase an aggregate of 50,000 shares of Common Stock.

            RESOLVED FURTHER, that the Chairman, President or any Vice President and the Secretary or any Assistant Secretary of this Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Determination in accordance with this resolution and as required by law.

                                      * * *

            Each of us declares under penalty of perjury under the Laws of the State of California that the foregoing is true and correct of our own knowledge.

Executed at Skillman, New Jersey on this 31st day of December, 1997.
                 [City/State]


                   /s/ Richard J. DePiano
                   ------------------------------------------------
                   Richard J. DePiano, Chairman


                   /s/ John T. Rich
                   ------------------------------------------------
                   John T. Rich, Vice President, Finance and Administration, and Secretary